Exhibit 99.1

NEWS RELEASE

WILLIAMS Industrial Services Group Inc ♦ 400 E Las Colinas Blvd., Suite 400 ♦ Irving, TX 75039

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Comments on
Koontz-Wagner Bankruptcy Filing

IRVING, TX, July 11, 2018 — Williams Industrial Services Group Inc. (“Williams” or “the Company”) (OTC: WLMS), a general and specialty construction services company, commented today on the filing of Chapter 7 bankruptcy proceeding by its discontinued operation and wholly-owned subsidiary, Koontz-Wagner Custom Controls Holdings LLC (“Koontz-Wagner”).

Tracy Pagliara, President and CEO of Williams, stated, “It has been a slow and difficult process to complete the strategic alternatives review for Koontz-Wagner.  After their second sales effort did not go as planned, Koontz-Wagner assessed a number of other options and, in consultation with its professional advisors, came to an informed conclusion that a Chapter 7 bankruptcy filing was most appropriate under the circumstances.”

Williams also noted that its lender has agreed to waive the event of default that would have occurred under the term loan agreement as a result of Koontz-Wagner’s Chapter 7 bankruptcy filing.  The lender also extended through April 1, 2020 the mandatory pre-payment date and financial covenant compliance date to June 30, 2020 under the term loan agreement.  The Company and its lender have reached an agreement in principle regarding new terms for refinancing the current term loan and will endeavor to finalize a new term loan agreement prior to August 31, 2018.

Mr. Pagliara concluded, “We can now focus our efforts on reducing costs, restructuring the organization, closing the Dallas office, obtaining an asset-based revolver and refinancing our debt while expanding Williams’ business prospects.”

As of July 1, 2018, the Company had $11.7 million of cash, of which $6.5 million was restricted for letters of credit, and $26.5 million in borrowings.  Backlog from continuing operations at the end of Q2 2018 was approximately $175 million.

Webcast and Teleconference:

Williams’ management will host a brief conference call today at 4:00 p.m. Eastern time (3:00 p.m. Central) to address investors questions regarding the Koontz-Wagner decision.  A webcast of the call will be available at www.wisgrp.com.  To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available from 7:00 p.m. Eastern time (6:00 p.m. Central) on the day of the teleconference until the end of day on July 25, 2018.  To listen to the audio replay, dial 412-317-6671 and enter conference ID number 13681476.  Alternatively, you may access the webcast replay at http://ir.wisgrp.com, where a transcript will be posted once available.

-MORE-

Williams Industrial Services Group Comments on Koontz-Wagner Bankruptcy Filing

July 11, 2018

About Williams Industrial Services Group

Williams Industrial Services Group (formerly known as Global Power Equipment Group) has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries.  Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

The Company’s strategy for growth is to further diversify both the geography and industries served, while also advancing capabilities to meet changing customer needs which includes nuclear decommissioning and conversion of analog control systems to digital in power generation facilities.

Additional information can be found at www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the impact of Koontz-Wagner’s bankruptcy, planned cost reductions, reorganization and restructuring efforts, management’s ability to position the Company to fulfill its significant potential for future growth and profitability, the Company’s ability to come to new terms under its lending agreement and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including its ability to comply with the terms of its credit facility and enter into new lending facilities and access letters of credit, ability to timely file its periodic reports with the U.S. Securities and Exchange Commission (“the SEC”), ability to implement strategic initiatives, business plans, and liquidity plans, and ability to maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for the services provided by the Williams Industrial Services Group due to declines in the industries served, reduced demand for, or increased regulation of, nuclear power, loss of any of the Company’s major customers, whether pursuant to the loss of pending or future bids for either new business or an extension of existing business, termination of customer or vendor relationships, cost increases and project cost overruns, unforeseen schedule delays, poor performance by its subcontractors, cancellation of projects, competition, including competitors being awarded business by current customers, damage to the Company’s reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, loss of customer relationships with the loss of critical personnel, volatility of the Company’s stock price, deterioration or uncertainty of credit markets, changes in the economic and social and political conditions in the United States, including the banking environment or monetary policy, and any suspension of the Company’s continued reporting obligations under the Securities Exchange Act of 1934, as amended.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the SEC, including the section of the Annual Report on Form 10-K for its 2017 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release.  Except as may be required by applicable law, Williams undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned to not to rely upon them unduly.

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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